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                                                                 Exhibit 21

              TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                  LIST OF SUBSIDIARIES OF THE REGISTRANT

The following are current subsidiaries of the Registrant.

Subsidiary and Name Under Which Business is Done       Where Organized
Texas Instruments Deutschland G.m.b.H.                 Germany
Texas Instruments Equipamento Electronico              Portugal
          (Portugal) Lda.
Texas Instruments France S.A.                          France
Texas Instruments Holland B.V.                         Netherlands
Texas Instruments Hong Kong Limited                    Hong Kong
Texas Instruments Italia S.p.A.                        Italy
Texas Instruments Japan Limited                        Japan
Texas Instruments Limited                              United Kingdom
Texas Instruments Malaysia Sdn. Bhd.                   Malaysia
Texas Instruments (Philippines) Incorporated           Delaware
Texas Instruments Singapore (Pte) Limited              Singapore
Texas Instruments Taiwan Limited                       Taiwan
TI Information Engineering Limited                     United Kingdom

Note:   The names of other subsidiaries of the Registrant are not
listed herein since the additional subsidiaries considered in the aggregate as a single subsidiary do not constitute a significant subsidiary as defined by Rule 1.02(v) of Regulation S-X.
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